Exhibit 21.1

Subsidiaries of the Company

First Mid Bank & Trust, N.A. (a national banking association)

Mid-Illinois Data Services, Inc. (a Delaware corporation)

First Mid Wealth Management Company (an Illinois corporation)

First Mid Insurance Group, Inc. (an Illinois corporation)

First Mid Captive, Inc. (a Nevada corporation)

First Mid-Illinois Statutory Trust II (a Delaware business trust)

Clover Leaf Statutory Trust I (a Maryland business trust)

FBTC Statutory Trust I (a Delaware business trust)

Providence Bank (a Missouri state-chartered depository trust company)

PBEI Holdings, LLC (a Missouri limited liability company)

PBDIL Holdings, LLC (a Missouri limited liability company)

PBSP Holdings, LLC (a Missouri limited liability company)

PBGD&N Holdings, LLC (a Missouri limited liability company)